Exhibit 99.1

THE MARCUS CORPORATION REPORTS THIRD QUARTER FISCAL 2022 RESULTS
Marcus Hotels & Resorts and Marcus Theatres Outperformed Their Respective Industries;
Hotel Division Exceeds 2019 Pre-Pandemic Results; Quarterly Dividend Announced
Milwaukee, November 3, 2022 … The Marcus Corporation (NYSE: MCS) today reported results for the third quarter fiscal 2022 ended September 29, 2022. The Company also announced a quarterly cash dividend of $0.05 per share of common stock.

“Our results during the third quarter of fiscal 2022 were a significant improvement compared to the prior year period with both divisions again outperforming their respective industries and generating positive cash flow from operations,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation. “Our overall performance was driven by strong results from Marcus Hotels & Resorts, which reported higher revenues and operating income during the quarter than during the pre-pandemic third quarter of fiscal 2019. This not only highlights the strength of the recovery in our hotels and resorts division but underscores the value of our diversified business model. As expected, Marcus Theatres was impacted by a lighter film slate during the quarter; however, customers continued to show their desire to come out to the movies for several films that delivered great performances. We are excited about the quality of new films releasing in the coming months, with anticipation building for the debut of Avatar: The Way of Water, the sequel to Avatar, the highest grossing film of all time.”
Third Quarter Fiscal 2022 Highlights
•Total revenues for the third quarter of fiscal 2022 were $183.7 million, a 25.9% increase from total revenues of $145.9 million for the third quarter of fiscal 2021.
•Operating income was $8.9 million for the third quarter of fiscal 2022, compared to operating income of $6.3 million for the prior year quarter.
•Net earnings attributable to The Marcus Corporation was $3.3 million for the third quarter of fiscal 2022, compared to net earnings attributable to The Marcus Corporation of $1.8 million for the same period in fiscal 2021.
•Net earnings per diluted common share attributable to The Marcus Corporation was $0.10 for the third quarter of fiscal 2022, compared to net earnings per diluted common share attributable to The Marcus Corporation of $0.06 for the third quarter of fiscal 2021.
•Adjusted EBITDA was $27.9 million for the third quarter of fiscal 2022, compared to Adjusted EBITDA of $24.5 million for the prior year quarter.
•On November 2, 2022, the Board of Directors of The Marcus Corporation declared a regular quarter cash dividend of $0.05 per share of common stock, to be paid December 15, 2022, to shareholders of record on November 25, 2022. The Board of Directors also declared a dividend of $0.045 per share of

Class B common stock, to be paid December 15, 2022, to shareholders of record as of November 25, 2022.
First Three Quarters Fiscal 2022 Highlights
•Total revenues for the first three quarters of fiscal 2022 were $514.4 million, a 77.9% increase from total revenues of $289.2 million for the first three quarters of fiscal 2021.
•Operating income was $11.0 million for the first three quarters of fiscal 2022, compared to operating loss of $55.5 million for the first three quarters of fiscal 2021.
•Net loss attributable to The Marcus Corporation was $2.7 million for the first three quarters of fiscal 2022, compared to net loss attributable to The Marcus Corporation of $49.7 million for the same period in fiscal 2021.
•Net loss per diluted common share attributable to The Marcus Corporation was $0.09 for the first three quarters of fiscal 2022, compared to net loss per diluted common share attributable to The Marcus Corporation of $1.66 for the first three quarters of fiscal 2021.
•Adjusted EBITDA was $68.5 million for the first three quarters of fiscal 2022, compared to Adjusted EBITDA of $5.8 million for the first three quarters of fiscal 2021.

Adjusted EBITDA reflects an adjustment made by the company to eliminate the impact of noncash impairment charges and the favorable impact of a nonrecurring state government grant during the first three quarters of fiscal 2021.
Marcus® Hotels & Resorts

Marcus Hotels & Resorts reported increased revenue and operating income in the third quarter and first three quarters of fiscal 2022 compared to the same prior year periods, with continued improvements in occupancy and average daily rate contributing to the sixth straight quarter of positive Adjusted EBITDA.

Revenue per available room (RevPAR) increased at seven of eight company-owned properties during the third quarter of fiscal 2022 compared to the prior year quarter, and increased at all company-owned properties during the first three quarters of fiscal 2022 compared to the same period in 2021.The division again outperformed both the industry and its competitive sets during the third quarter of fiscal 2022 by 1.8 and 1.4 percentage points, respectively.

“Overall hotel occupancy has reached its highest level since the start of the pandemic, with division revenue exceeding the same pre-pandemic period in 2019 by 9 percent,” said Michael R. Evans, president of Marcus Hotels & Resorts. “Our results have been near or above pre-pandemic levels for a second consecutive quarter driven primarily by strong leisure demand and supported by increasing group bookings and business travel. As we look forward, our award-winning properties are well positioned to continue delighting guests with the latest amenities and highest standards of service thanks to continuous investments in both our assets and our associates.”

The leisure travel market remains strong, particularly on the weekends, with customers combining business trips with extended weekend leisure stays. Group and business travel continues to increase as more employees return to the office and organizations host more training events, meetings and conferences. Although group business remains behind prior years, group booking pace increased during the third quarter of fiscal 2022 to 95 percent of pre-pandemic third quarter fiscal 2019 booking pace. Increases in corporate group, social event and wedding bookings also helped drive increased food and beverage revenue in the quarter.

In October, seven Marcus Hotels & Resorts properties were recognized with the prestigious Condé Nast Traveler 2022 Readers’ Choice Awards. This year’s list included the largest number of Marcus Hotels & Resorts properties in history. Grand Geneva® Resort & Spa in Lake Geneva, Wisconsin ranked as the #2 Top Resort in the Mid-Atlantic and Midwest. Saint Kate® – The Arts Hotel and The Pfister® Hotel in Milwaukee along with

Lincoln Marriott Cornhusker in Lincoln, Nebraska and Skirvin Hilton in Oklahoma City were honored as Top Hotels in the Midwest. Kimpton Hotel Monaco Pittsburgh was recognized as the #2 Top Hotel in the Mid-Atlantic and The Garland in North Hollywood, California was recognized as a Top Hotel in Los Angeles.

Marcus Theatres®

Revenue for Marcus Theatres improved significantly in the third quarter and first three quarters of fiscal 2022 compared to the same periods of fiscal 2021. Despite a softer late-summer film slate, audiences continued to show their preference for moviegoing with great theatrical performances from Minions: The Rise of Gru, Thor: Love and Thunder, Elvis and an extended theatrical run from high-flying Top Gun: Maverick.

For the fifth straight quarter, Marcus Theatres reported positive Adjusted EBITDA driven by a 28 percent increase in attendance compared to the prior year period. Comparing admission revenues to pre-pandemic 2019 results, Marcus Theatres again outperformed the industry by 3.0 percentage points during the third quarter and 3.3 percentage points during the first three quarters of fiscal 2022, according to data from Comscore. The company continues to believe Marcus Theatres is one of the top performing theatre circuits in the United States in fiscal 2022.

“Yet again, each of the top five performing films in the quarter opened with an exclusive theatrical run, continuing to demonstrate the importance of theatres in driving excitement and sales for films of all types,” said Mark A. Gramz, president of Marcus Theatres. “The results for the films playing this quarter continue to tell us that customers want to see both blockbusters and smaller films on the big screen. Our Magical Movie Rewards Program just celebrated its five millionth member, with 15,000 new members joining the program every month to enjoy the many perks of an in person theatrical experience. Given the quality of our theatres, outstanding food and beverage offerings and exceptional customer service, we are well positioned to capitalize on strong demand from moviegoers as several highly anticipated films come to the big screen during the remainder of the year.”

Marcus Theatres’ top five highest-performing films in the third quarter of fiscal 2022 were Minions: The Rise of Gru, Thor: Love and Thunder, Top Gun: Maverick, Where the Crawdads Sing and Nope. Each of these films debuted with an exclusive theatrical window. Several films have performed well early in the fourth quarter of fiscal 2022, including Black Adam, Smile and Halloween Ends. In addition to the highly anticipated Avatar: The Way of Water, several additional films have the potential to perform well during the remainder of fiscal 2022 including Black Panther: Wakanda Forever, Strange World, Devotion, The Fabelmans, Puss in Boots: The Last Wish and Babylon.
Balance Sheet and Liquidity

The Marcus Corporation’s financial position remains strong with $213.3 million in cash and revolving credit availability at the end of the third quarter of fiscal 2022. During the quarter, the company repaid $46.6 million of short-term loan borrowings, repaying in full and retiring its term loan facility.

Diluted weighted average shares outstanding and diluted net earnings per common share include the dilutive effect of conversion of the Company’s convertible notes to the extent conversion is dilutive in each period. During the third quarter of fiscal 2022, diluted weighted average shares outstanding includes 9.1 million shares from the dilutive effect of the convertible notes, which were excluded from diluted weighted average shares outstanding in the other periods presented as the convertible notes were antidilutive. Diluted weighted average shares outstanding does not include the benefit from the capped call transactions the Company entered into in connection with the issuance of the convertible notes, which mitigate the dilutive effect of the convertible notes by approximately 2.9 million shares during the third quarter of fiscal 2022. Upon conversion, the convertible notes may be settled, at the Company’s election, in cash, shares of common stock or a combination thereof.

Conference Call and Webcast

The Marcus Corporation management will hold a conference call today, Thursday, November 3, 2022, at 10:00 a.m. Central/11:00 a.m. Eastern time. Interested parties may listen to the call live on the internet through the investor relations section of the company's website: investors.marcuscorp.com, or by dialing 1-646-904-5544 and entering the passcode 990759. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A telephone replay of the conference call will be available through Thursday, November 10, 2022, by dialing 1-866-813-9403 and entering passcode 720573. The webcast will be archived on the company’s website until its next earnings release.

For additional information, contact:
Chad Paris
(414) 905-1036
investors@marcuscorp.com
Non-GAAP Financial Measure

Adjusted EBITDA has been presented in this press release as a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. The company defines Adjusted EBITDA as net earnings (loss) attributable to The Marcus Corporation before investment income or loss, interest expense, other expense, gain or loss on disposition of property, equipment and other assets, equity earnings or losses from unconsolidated joint ventures, net earnings or losses attributable to noncontrolling interests, income taxes and depreciation and amortization, adjusted to eliminate the impact of certain items that the company does not consider indicative of its core operating performance. A reconciliation of this measure to the equivalent measure under GAAP is set forth in the attached table.

Adjusted EBITDA is a key measure used by management and the company’s board of directors to assess the company’s financial performance and enterprise value. The company believes that Adjusted EBITDA is a useful measure, as it eliminates certain expenses and gains that are not indicative of the company’s core operating performance and facilitates a comparison of the company’s core operating performance on a consistent basis from period to period. The company also uses Adjusted EBITDA as a basis to determine certain annual cash bonuses and long-term incentive awards, to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions, and to compare its performance against that of other peer companies using similar measures. Adjusted EBITDA is also used by analysts, investors and other interested parties as a performance measure to evaluate industry competitors.

Adjusted EBITDA is a non-GAAP measure of the company’s financial performance and should not be considered as an alternative to net earnings (loss) as a measure of financial performance, or any other performance measure derived in accordance with GAAP and it should not be construed as an inference that the company’s future results will be unaffected by unusual or non-recurring items. Additionally, Adjusted EBITDA is not intended to be a measure of liquidity or free cash flow for management’s discretionary use. In addition, this non-GAAP measure excludes certain non-recurring and other charges and has its limitations as an analytical tool. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP. In evaluating Adjusted EBITDA, you should be aware that in the future the company will incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine Adjusted EBITDA, such as acquisition expenses, preopening expenses, accelerated depreciation, impairment charges and other adjustments. The company’s presentation of Adjusted EBITDA should not be construed to imply that the company’s future results will be unaffected by any such adjustments. Definitions and calculations of Adjusted EBITDA differ among companies in our industries, and therefore Adjusted EBITDA disclosed by the company may not be comparable to the measures disclosed by other companies.
About The Marcus Corporation
Headquartered in Milwaukee, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 1,064 screens at 85 locations in 17 states under the Marcus Theatres, Movie Tavern® by Marcus and BistroPlex® brands. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 17 hotels, resorts and other properties in nine states.  For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the adverse effects of the COVID-19 pandemic on our theatre and hotels and resorts businesses, results of operations, liquidity, cash flows, financial condition, access to credit markets and ability to service our existing and future indebtedness; (2) the duration of the COVID-19 pandemic and related government restrictions and the level of customer demand following the relaxation of such requirements; (3) the availability, in terms of both quantity and audience appeal, of certain motion pictures for our theatre division (particularly following the COVID-19 pandemic, during which the release dates for motion pictures have been postponed), as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (4) the effects of adverse economic conditions in our markets, including but not limited to, those caused by the COVID-19 pandemic; (5) the effects of adverse economic conditions, including but not limited to, those caused by the COVID-19 pandemic, on our ability to obtain financing on reasonable and acceptable terms, if at all; (6) the effects on our occupancy and room rates caused by the COVID-19 pandemic and the effects on our occupancy and room rates caused by the relative industry supply of available rooms at comparable lodging facilities in our markets; (7) the effects of competitive conditions in our markets; (8) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (9) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our business; (10) the effects of changes in the availability of and cost of labor and other supplies essential to the operation of our business; (11) the effects of weather conditions, particularly during the winter in the Midwest and in our other markets; (12) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; (13) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, other incidents of violence in public venues such as hotels and movie theatres or epidemics (such as the COVID-19 pandemic); and (14) a disruption in our business and reputational and economic risks associated with civil securities claims brought by shareholders. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, including developments related to the COVID-19 pandemic, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Our forward-looking statements are based upon our assumptions, which are based upon currently available information, including assumptions about our ability to manage difficulties associated with or related to the COVID-19 pandemic; the assumption that our theatre closures, hotel closures and restaurant closures are not expected to be permanent or to re-occur; the continued availability of our workforce; and the temporary and long-term effects of the COVID-19 pandemic on our business. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

THE MARCUS CORPORATION
Consolidated Statements of Earnings (Loss)
(Unaudited)
(in thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	September 29, 2022	September 30, 2021	September 29, 2022	September 30, 2021
Revenues:
Theatre admissions	$49,424	$38,250	$150,928	$73,850
Rooms	36,924	30,917	83,219	57,293
Theatre concessions	44,715	35,952	138,326	68,932
Food and beverage	21,444	16,731	54,969	32,234
Other revenues	22,174	19,128	62,173	45,253
	174,681	140,978	489,615	277,562
Cost reimbursements	8,969	4,884	24,832	11,634
Total revenues	183,650	145,862	514,447	289,196

Costs and expenses:
Theatre operations	54,756	40,513	160,921	87,660
Rooms	11,856	9,682	30,530	22,019
Theatre concessions	17,868	15,094	56,054	29,627
Food and beverage	16,150	12,344	43,325	25,520
Advertising and marketing	6,544	4,827	17,003	11,195
Administrative	19,995	16,536	56,703	45,815
Depreciation and amortization	16,452	17,730	50,435	54,203
Rent	6,672	6,544	19,500	19,229
Property taxes	4,911	4,935	14,636	14,142
Other operating expenses	10,528	6,500	29,463	19,918
Impairment charges	—	—	—	3,732
Reimbursed costs	8,969	4,884	24,832	11,634
Total costs and expenses	174,701	139,589	503,402	344,694

Operating income (loss)	8,949	6,273	11,045	(55,498)

Other income (expense):
Investment income (loss)	(35)	(7)	(762)	153
Interest expense	(3,688)	(4,600)	(11,843)	(14,350)
Other income (expense)	(384)	(625)	(1,545)	(1,881)
Gain (loss) on disposition of property, equipment and other assets	(88)	868	267	2,908
Equity earnings (losses) from unconsolidated joint ventures	30	—	(104)	—
	(4,165)	(4,364)	(13,987)	(13,170)

Earnings (loss) before income taxes	4,784	1,909	(2,942)	(68,668)
Income tax expense (benefit)	1,495	150	(289)	(18,931)
Net earnings (loss)	3,289	1,759	(2,653)	(49,737)
Net earnings (loss) attributable to noncontrolling interests	—	—	—	—
Net earnings (loss) attributable to The Marcus Corporation	$3,289	$1,759	$(2,653)	$(49,737)

Net earnings (loss) per common share attributable to
The Marcus Corporation - diluted	$0.10	$0.06	$(0.09)	$(1.66)

Weighted average shares outstanding - diluted	40,702	31,469	31,481	31,340

THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)	(Audited)
	September 29, 2022	December 30, 2021

Assets:

Cash and cash equivalents	$10,529	$17,658
Restricted cash	6,266	6,396
Accounts receivable	26,127	28,902
Government grants receivable	—	4,335
Refundable income taxes	—	22,435
Assets held for sale	517	4,856
Other current assets	17,992	15,364
Property and equipment, net	748,796	771,192
Operating lease right-of-use assets	205,414	217,072
Other assets	100,583	100,151

Total Assets	$1,116,224	$1,188,361

Liabilities and Shareholders' Equity:

Accounts payable	$24,609	$35,781
Taxes other than income taxes	18,344	19,566
Other current liabilities	71,127	80,152
Short-term borrowings	—	47,346
Current portion of finance lease obligations	2,485	2,561
Current portion of operating lease obligations	15,930	16,795
Current maturities of long-term debt	11,095	10,967
Finance lease obligations	15,528	17,192
Operating lease obligations	203,675	216,064
Long-term debt	212,530	204,177
Deferred income taxes	26,406	26,183
Other long-term obligations	57,267	57,963
Equity	457,228	453,614

Total Liabilities and Shareholders' Equity	$1,116,224	$1,188,361

THE MARCUS CORPORATION
Business Segment Information
(Unaudited)
(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total
13 Weeks Ended September 29, 2022
Revenues	$101,258	$82,300	$92	$183,650
Operating income (loss)	(723)	14,120	(4,448)	8,949
Depreciation and amortization	11,632	4,733	87	16,452
Adjusted EBITDA	12,454	19,065	(3,654)	27,865

13 Weeks Ended September 30, 2021
Revenues	$79,996	$65,803	$63	$145,862
Operating income (loss)	(2,604)	13,458	(4,581)	6,273
Depreciation and amortization	12,636	5,018	76	17,730
Adjusted EBITDA	10,605	16,988	(3,078)	24,515

39 Weeks Ended September 29, 2022
Revenues	$310,186	$203,958	$303	$514,447
Operating income (loss)	7,687	17,963	(14,605)	11,045
Depreciation and amortization	35,686	14,484	265	50,435
Adjusted EBITDA	45,986	33,282	(10,752)	68,516

39 Weeks Ended September 30, 2021
Revenues	$154,859	$134,079	$258	$289,196
Operating income (loss)	(46,458)	5,511	(14,551)	(55,498)
Depreciation and amortization	38,807	15,192	204	54,203
Adjusted EBITDA	(3,566)	20,026	(10,630)	5,830
Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.
Supplemental Data
(Unaudited)
(In thousands)

	13 Weeks Ended		39 Weeks Ended
Consolidated	September 29, 2022	September 30, 2021	September 29, 2022	September 30, 2021
Net cash flow provided by (used in) operating activities	$5,134	$11,738	$60,362	$2,057
Net cash flow provided by (used in) investing activities	(11,388)	12,993	(22,863)	9,248
Net cash flow provided by (used in) financing activities	(40,369)	(24,886)	(44,758)	(10,418)
Capital expenditures	(11,142)	(2,926)	(27,483)	(9,121)

THE MARCUS CORPORATION
Reconciliation of Net earnings (loss) to Adjusted EBITDA
(Unaudited)
(In thousands)

	13 Weeks Ended		39 Weeks Ended
	September 29, 2022	September 30, 2021	September 29, 2022	September 30, 2021
Net earnings (loss) attributable to The Marcus Corporation	$3,289	$1,759	$(2,653)	$(49,737)
Add (deduct):
Investment (income) loss	35	7	762	(153)
Interest expense	3,688	4,600	11,843	14,350
Other expense (income)	384	625	1,545	1,881
(Gain) loss on disposition of property, equipment and other assets	88	(868)	(267)	(2,908)
Equity (earnings) losses from unconsolidated joint ventures	(30)	—	104	—
Income tax expense (benefit)	1,495	150	(289)	(18,931)
Depreciation and amortization	16,452	17,730	50,435	54,203
Share-based compensation expenses (a)	2,464	2,521	7,036	6,673
Impairment charges (b)	—	—	—	3,732
Government grants (c)	—	(2,009)	—	(3,280)
Adjusted EBITDA	$27,865	$24,515	$68,516	$5,830
(a)Non-cash charges related to share-based compensation programs.
(b)Non-cash impairment charges related to surplus theatre real estate.
(c)Reflects a nonrecurring state government grant awarded for COVID-19 pandemic relief.